Exhibit 99.1

NEWS RELEASE
For Release on March 5, 2007 4:00 pm (ET) (925) 328-4656	Contact: Pat Lawlor Vice President, Finance/CFO
Pat Lawlor joins Giga-tronics Incorporated as
Vice President of Finance/Chief Financial Officer
     San Ramon, CA — Giga-tronics Incorporated (NASDAQ:GIGA) reported today that Pat Lawlor has joined Giga-tronics Incorporated as the Vice President of Finance and was appointed Chief Financial Officer and Secretary by the Board of Directors on March 1, 2007.
     Mr. Lawlor has over 30 years of financial experience in manufacturing companies, both public and private. He was previously the Vice President/Chief Financial Officer at SaRonix, LLC, a $90 million private company with international facilities, and before that was the Chief Financial Officer with Aerojet Fine Chemicals, LLC, a $65 million subsidiary of GenCorp. Prior to that he spent 23 years with Westinghouse Electric Corporation, and rose through numerous positions among various divisions, with his final position as Vice President of Finance and Controller. He attended Northeastern University in Boston, MA, where he received his BSBA degree in Management, and an MBA degree in Finance from Drexel University in Philadelphia, PA.
     “Pat will be a significant help as we complete the consolidation of the Company and implement the internal controls required by the new SEC regulations”, said John R. Regazzi, Chief Executive Officer of Giga-tronics. Mr. Regazzi added, “I’m very fortunate to have an individual with Pat’s experience join my staff to assist me in focusing the business”.
     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
     Giga-tronics is a publicly held Company, traded on the NASDAQ Capital Market under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 25, 2006 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.